Exhibit 4

COMMON STOCK INCORPORATED UNDER THE LAWS OF THE STATE OF SOUTH CAROLINA SEE REVERSE FOR CERTAIN· DEFINITIONS FULLY PAID, NO PAR VALUE AND NON-ASSESSABLE SHARES OF THE COMMON STOCK OF BANK OF SOUTH CAROLINA CORPORATION transferable only on the books of the Corporation by the holder hereof in person or by Attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid unless countersigned by the transfer agent. In Witness